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NABI BIOPHARMACEUTICALS
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                                                                   EXHIBIT 10.35



Stonebridge Associates, LLC
Ten Post Office Square,
Boston, Massachusetts 02109
Investment Bankers




                                               October 22, 2002



Nabi Biopharmaceuticals
5800 Park of Commerce Blvd. N.W.
Boca Raton, FL 33487

Attention:      Thomas H. McLain
                Executive Vice President and Chief Operating Officer

Re:   Amended Letter Agreement

Dear Ladies/Gentlemen:

         This amended letter agreement (the "Amended Agreement") effective as of August 31, 2002, hereby supersedes and replaces the former letter Agreement dated October 26, 2001 between the parties hereto (the "Agreement") confirming the engagement of Stonebridge Associates, LLC ("Stonebridge") as financial advisor to Nabi Biopharmaceuticals, formerly Nabi, (the "Company") in connection with the Company's review and implementation of a corporate expansion strategy. Under the terms of this Amended Agreement, the Company intends to engage Stonebridge to evaluate certain product or business acquisitions, joint venture, in-licensing, or other opportunities relating to four (4) specific potential business opportunities within Company's biopharmaceutical operations identified as 1. the Braintree Laboratories, Inc., PhosLo Product; 2. the Bayer Corporation/Aventis Behring LLC, Hyperimmune Products; 3. the MedImmune, Inc., Cytogam Product; and 4. any or all business activities of Cangene Corporation (the "Contemplated Transactions"). It is assumed that Nabi will explore these opportunities with the companies identified above ("Target Companies"). As provided in Section 3 below, Stonebridge shall also assist the Company in other activities relating to corporate partnerships and the development of a comprehensive strategic plan. The terms and conditions of Stonebridge providing financial advisory services are presented below.

         1. FINANCIAL ADVISORY SERVICES: Stonebridge will work closely with Company to:

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                  a. Assist in all aspects of the strategic review and financial analysis of the Contemplated Transactions consistent with the Company's current strategic planning process.

                  b. Assist management in the financial and business due
                     diligence investigation for each Contemplated Transaction.

                  c. Assist management in preparing a consolidated business plan that incorporates each of the Contemplated Transactions into the Business Plan.

                  d. Prepare a detailed financial valuation of each Contemplated
                     Transaction to include

                           i) Valuing such transaction to provide the basis of
                              determining an appropriate consideration for such transaction. The basis of such valuation will include:

                              a. A comparable company analysis which examines
                                 market valuation metrics of publicly traded companies with similar product or business activities;

                              b. A comparable transaction analysis which
                                 examines acquisition valuation metrics for the purchase of similar product lines or for companies with similar business activities; and

                              c. A discounted cash flow analysis that
                                 incorporates detailed financial projections for each transaction.

                           ii) Valuing the Company today to provide a benchmark
                               for assessing the shareholder impact of any Contemplated Transaction; and

                           iii) Valuing the Company post-Contemplated
                                Transaction, to reflect all strategic and operating synergies derived from the completion of each transaction. Such synergies to include, among others:

                               a. Research and development;

                               b. Clinical activities;

                               c. Sales and marketing;

                               d. Manufacturing; and

                               e. Overhead utilization.

                  f. Assist the Company in reviewing and evaluating a range of transaction structures and proposals.

                  g. Advise the Company and actively participate in all
                     discussions and negotiations with Target Companies.

                  h. As needed, assist the Company and its legal counsel in the preparation of each Contemplated Transaction's purchase agreement and other legal documentation.

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                  i. At the request of the Company or its Board of Directors, render an opinion in writing with respect to the fairness, from a financial point of view, of the consideration paid in each Contemplated Transaction.

         2. INFORMATION: Stonebridge will not distribute information regarding a Contemplated Transaction or a Target Company (the "Information") other than to our employees and professional advisors directly involved in this engagement, nor will we distribute any information regarding the Company to any other party involved in a Contemplated Transaction without your prior approval, and without first obtaining a signed confidentiality agreement having terms acceptable to the Company. Stonebridge will keep strict control over the disposition of Company information, and attempt to retrieve all copies of such information given to parties who decide not to pursue a Contemplated Transaction.

         3. COMPENSATION ARRANGEMENTS: As compensation for providing the financial advisory services outlined herein, Stonebridge will be entitled to the following fees:

         a) A monthly retainer of $40,000 for the months of August and September, 2002, and of $30,000, for October 2002 and each month thereafter, to be billed on a monthly basis on the thirtieth
               (30th) day of each month ("Financial Advisory Fee"); plus

         b) Once the cumulative consideration exchanged (as herein defined) in successful Contemplated Transactions reaches between $25 million and $75 million, 0.5% of all consideration received between $25 million and $75 million in Contemplated Transactions, (the "Transaction Success Fee"); and once the cumulative consideration exchanged in successful Contemplated Transactions reaches between $75 million and $100 million, the Transaction Success Fee would be 0.35% of all consideration received between $75 million and $100 million in Contemplated Transactions; and once the cumulative consideration exchanged in successful Contemplated Transactions reaches above $100 million, the Transaction Success Fee would be 0.2% of all consideration received above $100 million in Contemplated Transactions. There would be no Transaction Success Fee paid for cumulative consideration exchanged up to $25 million. Exhibit B, attached hereto, sets forth an example calculating the Transaction Success Fee. For purposes of calculating Stonebridge's Transaction Success Fee, consideration shall mean the sum of the cash, fair market value of any other securities, assets, obligations, or any other consideration agreed to be paid or provided by or on behalf of Company at the closing of the Contemplated Transaction, excluding future royalty payments and other deferred forms of payment.

         In addition, if requested by Company, a fairness opinion fee of $50,000 will be paid to Stonebridge upon their delivery of such opinion.

         Stonebridge will also support Company on its Gram-positive, NicVAX and Civacir partnering with financial and strategic analysis. There will be no Transaction Success Fee paid for this work, unless a partnering agreement includes a contribution of a product otherwise included in a Contemplated Transaction defined above in lieu of cash (for example: MedImmune, Inc. contributes Cytogam in lieu of an upfront payment). If this occurs, the

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Transaction Success Fee would be based on the value of the product opportunity in accordance with subsection b above.

         Stonebridge will also assist with financial modeling and EVA analysis in support of the Nabi Biopharmaceuticals' 2003-2013 strategic plan as requested by Company. Stonebridge will bill the Company for analyst and associate time at a rate of $100 per hour up to a maximum amount, such that the total monthly fee (Financial Advisory Fee plus hourly charges) will not exceed $50,000 in any single month. Stonebridge will not charge the Company for any advisory or consulting services provided to the Company hereunder by professional personnel senior to an associate as part of this support.

         Additional projects may be added to the Contemplated Transactions only by the prior written agreement of both parties. In the event that the parties contemplate adding an additional project not specifically addressed by this proposal as part of this engagement, the Company and Stonebridge shall, in good faith, negotiate a mutually agreeable fee arrangement incorporating the general parameters of these fee arrangements specifically outlined in this proposal.

         4. OUT OF POCKET EXPENSES: In addition to any fees that may be payable to Stonebridge hereunder (and regardless of whether a Contemplated Transaction occurs), the Company hereby agrees to reimburse Stonebridge monthly for reasonable travel and other out-of-pocket expenses incurred in performing its services hereunder.

         5. INDEMNIFICATION PROVISIONS: The Company agrees to indemnify Stonebridge and related persons in accordance with the Standard Form of Indemnification Agreement attached hereto as Exhibit A, the provisions of which are incorporated herein by this reference.

         6. RELIANCE ON REPORTS/ACCURACY OF INFORMATION: The Company agrees that Stonebridge shall be entitled to rely upon all reports of the Company or Target Companies and/or information supplied to Stonebridge by or on behalf of the Company or Target Companies (whether written or oral), and Stonebridge shall not in any respect be responsible for the accuracy or completeness of any such report or information or have any obligation to verify the same.

         7. COMMUNICATION AND ADVERTISEMENTS: Stonebridge may not be quoted or referred to in any document, release or written or verbal communication prepared, issued or transmitted by the Company or any entity controlled by the Company, or any director, officer, employee, or agent thereof, without Stonebridge's prior written authorization. The Company agrees that, subsequent to the closing of a Contemplated Transaction, Stonebridge has the right at its own expense to place customary advertisements in financial and other newspapers and journals and to make mailings to its current, former or prospective clients describing its services to the Company hereunder.

         8. CONFIDENTIAL USE OF INFORMATION OR ADVICE: The Company agrees that any information or advice rendered by Stonebridge or its representatives in connection with this engagement is for the confidential use of the Company and its Board of Directors only in its evaluation of a Contemplated Transaction and, except as otherwise required by law, the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without Stonebridge's prior written consent. The Company's Board of Directors and senior management will base their decisions on Stonebridge's

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advice as well as on the advice of their legal, tax and other business advisors and other factors that they consider appropriate. Accordingly, as an independent contractor Stonebridge will not assume the responsibilities of a fiduciary to the Company or its shareholders in connection with the performance of Stonebridge's services.

         9. ADMINISTRATION PROCEEDING AND LITIGATION: In the event of administrative proceeding or litigation in connection with the services provided by Stonebridge, Stonebridge agrees that its representatives will testify at the request of the Company or its counsel. Subject to the provisions of the Standard Form of Indemnification Agreement, the Company will reimburse Stonebridge for all out-of-pocket expenses reasonably incurred by Stonebridge in connection therewith, including the reasonable fees and disbursements of its legal counsel, and the Company will pay Stonebridge reasonable and customary additional compensation as agreed upon by Stonebridge and the Company to cover preparation for and the expenses of testifying at such litigation or proceeding, unless such proceeding or litigation resulted in whole or in part from the gross negligence or willful misconduct of Stonebridge, or the illegal conduct of Stonebridge or a breach by Stonebridge of a warranty herein.

         10. TERM OF ENGAGEMENT: The term of Stonebridge's engagement as financial advisor to the Company shall commence on the date hereof and continue until the termination by either party, with or without cause, upon thirty days' prior written notice. In no event shall any termination of this Agreement affect the indemnification, contribution and confidentiality obligations of the Company the confidentiality obligation of Stonebridge, or the right of Stonebridge to receive any unpaid amounts due hereunder as of the date of termination or pursuant to the following sentence. Stonebridge shall be entitled to its appropriate success fees, in the event that any time prior to the expiration of twelve months after termination of this Agreement a Contemplated Transaction is consummated with any of the four (4) specified Target Companies contacted by Stonebridge or the Company pursuant to this Agreement or with any of the four
(4) specified Target Companies which contacted the Company during the term of this Agreement. Upon termination of this Agreement, Stonebridge will provide to the Company a written list of all such specified Target Companies that have been contacted or have contacted the Company.

         11. SOLE RECOURSE: The Company's sole recourse with respect to this Agreement for any matter relating to this Agreement shall be to Stonebridge and in no event shall the Company have any recourse or assert any claim against or seek recovery from any other Indemnified Party as defined in the Standard Form of Indemnification Agreement.

         12. GOVERNING LAW/MISCELLANEOUS: This Agreement (a) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in a writing executed by the Company and Stonebridge and (d) shall be binding upon and inure to the benefit of the Company, Stonebridge, any indemnified parties and their respective heirs, personal representatives, successors and assigns. Except as otherwise contemplated by Exhibit A hereto, nothing in this agreement is intended to confer upon any other person other than the parties hereto any rights or remedies hereunder or by reason hereof.

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         13. WARRANTY OF STONEBRIDGE: Stonebridge hereby represents and warrants that it is aware that U.S. securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company and further warrants that Stonebridge will not, and that Stonebridge has instructed its representatives that they should not, use the Information supplied pursuant to this Agreement in any way which may violate any securities or anti-trust law, and that Stonebridge will comply with all applicable provisions of all federal, state and local laws and all ordinances, rules and regulations thereunder.

         14. DISCLOSURES REQUIRED BY LAW: In the event that Stonebridge is requested or required by law to disclose any of the Information, it is agreed that Stonebridge will provide Company with prompt prior notice of such request so that Company may seek an appropriate protective order and/or waive compliance with the provisions of the Agreement.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a copy of this letter.

                                             Very truly yours,

                                             Stonebridge Associates, LLC



                                             /s/ Richard A. Harvey Jr
                                             ------------------------
                                             Richard A. Harvey, Jr.,
                                             President

Accepted and agreed to as of
the date set forth above:

Nabi Biopharmaceuticals


By Thomas H McLain
   ---------------
   Thomas H. McLain
   Executive Vice President and Chief Operating Officer



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



                                                                       EXHIBIT A

STONEBRIDGE ASSOCIATES, LLC


STANDARD FORM OF INDEMNIFICATION AGREEMENT


In connection with the services Stonebridge Associates, LLC has agreed to render to the Company, the Company agrees to indemnify and hold harmless Stonebridge Associates, LLC, its officers, directors, employees, agents, managers, members, affiliates and persons deemed to be in control of Stonebridge Associates, LLC within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (collectively the "Matters") contemplated by the engagement of Stonebridge Associates, LLC hereunder. The Company also will promptly reimburse the Indemnified Parties for any expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Stonebridge Associates, LLC hereunder, or any action or proceeding arising therefrom, whether or not resulting in liability (collectively, "Proceedings"). Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of any Indemnified Party. Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Company, such Indemnified Party will notify the Company in writing of the receipt of commencement thereof, and the Company shall assume the defense of such action or proceeding (including the employment of counsel satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel), but the failure so to notify the Company will not relieve the Company from any liability which it may have to any Indemnified Party except to the extent of the Company's actual damages arising from the failure to so notify the Company. Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ its own counsel in such action if the Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable, it being understood, however, that the Company shall not be liable for the expense of more than one separate counsel (and one local counsel in each jurisdiction in which it is appropriate) to represent all Indemnified Parties. In such event, the fees and disbursements of such separate counsel will be paid by the Company. In no event shall the Company have any liability to an Indemnified Part for any settlement or compromise effected without the Company's written consent.


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If for any reason the foregoing indemnity is unavailable to Stonebridge
Associates, LLC or insufficient to hold Stonebridge Associates, LLC harmless, then the Company shall contribute to the amount paid or payable by Stonebridge Associates, LLC as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Stonebridge Associates, LLC on the other but also the relative fault of the Company and Stonebridge Associates, LLC, as well as any relevant equitable consideration. It is hereby further agreed that the relative benefits to the Company on the one hand and Stonebridge Associates, LLC on the other hand with respect to the transactions contemplated in this engagement letter shall be deemed to be in the same proportion as (i) the total value of the transaction bears to (ii) the fees paid to Stonebridge Associates, LLC with respect to such transaction.

The indemnity, contribution and expense reimbursement agreements and obligations set forth herein shall apply whether or not an Indemnified Party is a formal party to any Proceeding, shall be in addition to any other rights, remedies or indemnification which any Indemnified Party may have or be entitled to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party or any withdrawal, termination or consummation of or failure to initiate or consummate any Matter or any termination or completion or expiration of this letter or Stonebridge Associates, LLC's engagement.




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                                                                       EXHIBIT B

EXAMPLE OF TRANSACTION SUCCESS FEE CALCULATION

Transaction #1, the total consideration exchanged is $70 million Transaction #2, the total consideration exchanged is $50 million Transaction #3, the total consideration exchanged is $60 million
                                                     -----------
Cumulative Consideration received                 = $180 million

Rules:

0.0% of total cumulative consideration received between $0 - $25 million = 0 0.5% of total cumulative consideration received between $25 - $75 million =
0.005 x $25 million
0.35% of total cumulative consideration received between $75 - $100 million =
0.0035 x $25 million
0.2% of total consideration received above $100 million = 0.002 x $20 million

Total Transaction Success Fee owed to Stonebridge is $225,000, plus $25,000, plus $87,500, plus $40,000, plus $120,000 = $497,500 as calculated below:

                                            CUMULATIVE
                                            CONSIDERATION              CALCULATION               FEE
                                            -------------              -----------               ----

Transaction #1             $70M             0 - $25M                   $25M x 0                  ---

                           $70M             $25M - $70M                $45M x 0.005              $225,000

Transaction #2             $50M             $70M - $75M                $5M x 0.005               $ 25,000

                           $50M             $75M - $100M               $25M x 0.0035             $ 87,500

                           $50M             $100M - $120M              $20M x 0.002              $ 40,000

Transaction #3             $60M             Above $100M                $60M x 0.002              $120,000
                                                                                                 --------

                                                                                                 $497,500
                                                                                                 ========

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